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                                                                    Exhibit 99.1


                           [TRUE VALUE COMPANY LOGO]


For Immediate Release                          For more information, contact:
April 29, 2005                                 True Value Media Relations
                                               312-240-2882




                   TRUE VALUE ANNOUNCES FIRST QUARTER RESULTS


         CHICAGO, APRIL 29, 2005- True Value Company reported today revenue of $503.6 million for the quarter ended April 2, 2005, an increase of 0.8 percent or $4.2 million from $499.4 million for the same period a year ago. Net margin for the quarter was $2.6 million, an increase of 24 percent versus $2.1 million a year ago.
         President and Chief Executive Officer Tom Hanemann said, "Following a stabilized 2004, first quarter revenues and earnings were up slightly, driven by improved same-store sales and our continued focus on operating efficiencies."
         "Our merchandising team continues to drive assortment enhancements and price reductions for the co-op and membership," said Hanemann.
         True Value Company, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2.0 billion in 2004. The True Value cooperative includes approximately 6,000 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on True Value and its retail identities is available at www.truevaluecompany.com.

This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the company's most recent Form 10-K, which Note is incorporated into this news release by reference.